                                                                  EXHIBIT (a)(2)

November 21, 2005



Dear Shareholder:

        On November 8, 2005, Mercury Real Estate Advisors LLC, 100 Field Point Road, Greenwich, Connecticut 06830, and certain of its affiliates (collectively, "Mercury"), commenced a tender offer ("Tender Offer") to purchase up to 30,500 shares of common stock, par value $1.00 per share (the "Shares"), of Tower Properties Company ("we" "us" or "Tower Properties"), at a price of $340 per Share, net to each seller in cash. As of November 18, 2005, there were 185,053 of our Shares issued and outstanding. The 30,500 Shares sought by Mercury in the Tender Offer thus represent approximately 16.5% of our outstanding Shares, which together with 6,298 Shares which Mercury states that it owned as of November 8, 2005, represent approximately 19.9% of our outstanding Shares. Our principal executive offices are located at 911 Main Street, Suite 100, Kansas City, Missouri 64105 and our telephone number is (816) 421-8255.

        In the Offer to Purchase, Mercury states that it is making the Tender Offer for investment purposes with a view towards making a profit, and not for the purpose of obtaining control of Tower Properties. The Offer to Purchase states that Mercury expects to benefit from its investment in Tower Properties through any one or a combination of (a) the payment of future cash dividends or previously accrued dividends on the Shares acquired under the offer, (b) additional Shares issued to shareholders in lieu of cash dividends, and/or (c) appreciation in the market value of the Shares acquired under the offer. Tower Properties does not know Mercury or its management, has had no negotiations with Mercury and received no contacts from Mercury prior to the commencement of the Tender Offer. Tower Properties, its directors, executive officers and affiliates have no agreements, arrangements or understandings, or any actual or potential conflicts of interest, with Mercury or its directors, executive officers or affiliates.

        Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to take one of several permissible positions with respect to the Tender Offer within ten business days of the date of its commencement. For the reasons set forth below, we have the following positions with respect to the Tender Offer, depending upon the number of Shares you own:


   - If you are a holder of less than 50 Shares (a "Small Shareholder"), we recommend that you accept Mercury's Tender Offer at $340 per Share with respect to your Shares.

   - If you are a holder of 50 or more Shares (a "Large Shareholder"), we express no opinion and remain neutral toward the Tender Offer, which is one of the positions we are permitted to take under Rule 14e-2. If you are a Large Shareholder, you should make your own independent investment decision with respect to accepting or rejecting the Tender Offer, after seeking the advice of your own financial, tax and other advisors. Although we recommend neither acceptance nor rejection of the Tender Offer by Large

Shareholders of Tower Properties Company
November 21, 2005
Page 2

        Shareholders, we believe that if Large Shareholders decide that now is a good time to sell some or all of their Shares at a purchase price of $340 per Share, Mercury's Tender Offer does give Large Shareholders the opportunity to liquidate some or all of their Shares at a price that we believe is fair from a financial point of view.

        Mercury commenced its Tender Offer fourteen days after Tower Properties announced on October 25, 2005, by our filing of a Form 8-K with the Securities and Exchange Commission ("SEC"), our Board of Directors' approval of a proposed transaction that, if approved by our shareholders, would reduce the number of our shareholders of record to fewer than 300. This would permit Tower Properties to file a certification with the SEC which would result in the suspension of our reporting obligations under the federal securities laws and thereby save significant costs and expenses associated with being a public company. This reduction in the number of our shareholders would be accomplished by a proposed amendment to our Articles of Incorporation to provide for a reverse 1-for-50 stock split followed immediately by a forward 50-for-1 stock split of our Shares ("Split Transaction"), subject to shareholder approval at a special meeting of shareholders. A Small Shareholder immediately before the Split Transaction would receive cash in the amount of $320 per Share for each Share held immediately before the Split Transaction. A Large Shareholder immediately before the Split Transaction would continue to hold the same number of Shares after the completion of such transaction and would not receive any cash payment.

        In approving the proposed Split Transaction, our Board of Directors concluded that the costs associated with being a public reporting company are not justified by the benefits in view of the limited trading activity in our Shares. A Special Committee of independent directors ("Special Committee") was appointed to represent in the Split Transaction the interests of shareholders who are not affiliated with Tower Properties' directors, executive officers and beneficial owners of 10% or more of our outstanding Shares ("Unaffiliated Shareholders"). The Special Committee negotiated the price, terms and conditions of the Split Transaction, considered its fairness to Unaffiliated Shareholders (which includes unaffiliated Small Shareholders and Large Shareholders) and received a fairness opinion from its independent financial advisor, George K. Baum Advisors LLC, to the effect that the Split Transaction would be fair to the Unaffiliated Shareholders from a financial point of view. The Special Committee determined that the Split Transaction would be procedurally and substantively fair to the Unaffiliated Shareholders and recommended that our Board of Directors approve the proposed transaction. The Board of Directors also received an opinion of its financial advisor, Stern Brothers Valuation Advisors, to the effect that the cash consideration of $320 per Share to be paid in the Split Transaction to Small Shareholders would be fair to the remaining shareholders of Tower Properties. The Board of Directors determined that the Split Transaction would be in the best interests of Tower Properties and its shareholders and approved the proposed transaction.

        We are unable to predict whether the Tender Offer will result in Mercury purchasing a substantial number of our Shares. We note that the 30,500 Shares sought in the Tender Offer

Shareholders of Tower Properties Company
November 21, 2005
Page 3

represent approximately 60% of Shares beneficially owned by persons other than persons affiliated with our directors, executive officers, 10% shareholders and Mercury, which indicates that Mercury may be unable to acquire all of the 30,500 Shares sought by it in the Tender Offer. We are also unable to determine whether the Tender Offer will reduce the number of our shareholders of record to a sufficient number below 300 to enable us to permanently suspend our reporting obligations under the federal securities laws. We further note that the Tender Offer is subject to a number of conditions that may or may not be satisfied or waived by Mercury, which provides no assurance that the Tender Offer will be consummated. However, Mercury has confirmed to us through its legal counsel that the Split Transaction would not prevent any of the conditions to the Tender Offer from being satisfied.

        We continue to believe that it is in the best interests of Tower Properties and its shareholders to suspend our reporting and other obligations under the federal securities laws in order to save expenses and intend to promptly effectuate the proposed Split Transaction to accomplish this objective. We do not believe that it is advisable to raise the cash consideration to be paid to Small Shareholders in the Split Transaction to $340 per Share, as we continue to believe that $320 per Share is a fair price. However, for the reason that Small Shareholders (holders of less than 50 Shares) now have the opportunity to sell some or all of their Shares to Mercury in the Tender Offer at a price which is $20 higher per Share than the $320 per Share which will be paid to them in the Split Transaction, which will potentially enable the Company to achieve its corporate objective of suspending its reporting obligations with the use of less corporate funds, we recommend that Small Shareholders accept Mercury's Tender Offer at $340 per Share.

        We believe that Large Shareholders should make their own decisions as to whether to sell or to continue to maintain their investment in our Shares, after taking into account the price offered in the Tender Offer, all of the information available to them, their own investment objectives and tax situations, and the potentially less liquid trading market for our Shares after either the Tender Offer or the Split Transaction. Our decision to express no opinion and remain neutral toward the Tender Offer with respect to Large Shareholders is based on the following reasons:

        (1) Large Shareholders' decisions as to whether to tender or refrain from tendering their Shares depend on factors personal to Large Shareholders, such as their need for immediate liquidity, investment time horizon and tax position.

        (2) Mercury is seeking to acquire a minority position in our outstanding Shares. According to information in the Offer to Purchase, if Mercury is able to purchase all of the 30,500 Shares sought by it in the Tender Offer, Mercury would become the beneficial owner of approximately 19.9% of our outstanding Shares.

        (3) Mercury has stated that it is making the Tender Offer for investment purposes with a view towards making a profit and not for the purpose of obtaining control of Tower Properties.

Shareholders of Tower Properties Company
November 21, 2005
Page 4

        (4) The number of our Shares being sought by Mercury, coupled with Mercury's intent to hold the Shares for investment purposes, would not be expected to interfere with our ability to pursue our business objectives, which are to maximize long-term growth to our shareholders.

        (5) While the current trading market for our Shares is not liquid or efficient, it may potentially become less liquid and efficient in relative terms if either the Tender Offer or the Split Transaction is consummated.

        (6) If the Tender Offer is oversubscribed, Mercury has indicated that it will accept Shares on a pro rata basis. In such event, only a portion of the Shares tendered by each shareholder will be acquired in the Tender Offer and certain Large Shareholders who tender their Shares may hold less than 50 Shares after giving effect to the Tender Offer. Such Large Shareholders would then become subject to our subsequent Split Transaction in which we would acquire their remaining Shares for $320 per Share.

        (7) We believe that our Shares represent a sound, long-term investment and intend to continue to operate Tower Properties in the interests of all of our shareholders. Large Shareholders whose Shares are tendered and accepted under the Tender Offer will no longer have a continuing interest as shareholders with respect to their Shares purchased in the Tender Offer and will not share in any future earnings and growth of Tower Properties. To our knowledge, none of our directors, executive officers, or their affiliates currently intend to sell or tender their Shares under the Tender Offer and all of such persons intend to hold their Shares. Commerce Bank, N.A., a beneficial owner in a representative capacity of more than 10% of our outstanding Shares, has advised that it expects that clients owning less than 50 Shares will tender their Shares under the Tender Offer, and that clients owning more than 50 Shares might also tender their Shares, depending on their investment time horizons, liquidity needs, legal and tax considerations, and other unique circumstances.

        You should be aware that Mercury's purchase of Shares under the Tender Offer and Tower Properties' purchase of Shares from Small Shareholders in the Split Transaction, if such transactions are implemented, will reduce the number of our Shares which are publicly traded, as well as the number of our shareholders. Our Shares are currently quoted on the OTC Bulletin Board. If we are able to suspend our reporting obligations under the Exchange Act, our Shares would no longer be eligible for OTC Bulletin Board trading. Although we intend to continue to make available current public information concerning Tower Properties after ceasing to be a reporting company in order for our Shares to be considered for "pink sheets" quotations of unsolicited customer orders, there is no guarantee that our Shares will always be available for "pink sheets" trading. Suspension of our reporting obligations under the Exchange Act would substantially reduce the information required to be furnished by us to shareholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing

Shareholders of Tower Properties Company
November 21, 2005
Page 5

profit recovery provisions of Section 16(b), the requirement that we furnish a proxy statement and annual report to shareholders pursuant to Section 14(a), the disclosure and substantive protections for tender offers subject to Section 14(d), and the requirements of Rule 13e-3 with respect to "going private" transactions, no longer applicable to us. All of the foregoing matters may have an adverse effect upon the future liquidity and market value of our remaining Shares.

        For the foregoing reasons, although we recommend neither acceptance nor rejection of the Tender Offer by Large Shareholders, we believe that if Large Shareholders decide that now is a good time to take advantage of a liquidity opportunity that may be greater than the trading market can provide, Mercury's Tender Offer at a purchase price of $340 per Share does give Large Shareholders the opportunity to liquidate some or all of their Shares at a price that we believe is fair from a financial point of view.

        Neither Tower Properties nor any person acting on its behalf has employed, retained or compensated, or intends to employ, retain or compensate, any person to make solicitations or recommendations in connection with the Tender Offer.

        No transactions in our Shares have been effected during the past 60 days by Tower Properties or, to the best of our knowledge, by any executive officer, director, beneficial owner of 10% or more of our outstanding Shares, or affiliate of Tower Properties.

        TOWER PROPERTIES INTENDS TO FILE A PROXY STATEMENT CONCERNING THE PROPOSED SPLIT TRANSACTION WITH THE SEC. ALL SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND THE PROPOSED TRANSACTION. SHAREHOLDERS MAY OBTAIN THE DOCUMENTS FILED WITH THE SEC FREE OF CHARGE AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY TOWER PROPERTIES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM TOWER PROPERTIES AT 911 MAIN STREET, SUITE 100, KANSAS CITY, MISSOURI 64105,
ATTENTION: INVESTOR RELATIONS. TOWER PROPERTIES WILL ALSO MAIL A COPY OF THE DEFINITIVE PROXY STATEMENT PRIOR TO THE SPECIAL MEETING TO ITS SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING.

        TOWER PROPERTIES AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM TOWER PROPERTIES' SHAREHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND EXECUTIVE OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN TOWER PROPERTIES IS CONTAINED IN TOWER PROPERTIES' PROXY STATEMENT FILED WITH THE SEC ON MARCH 30, 2005. SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS IN THIS TRANSACTION BY READING THE PROXY STATEMENT WITH RESPECT TO THIS TRANSACTION WHEN IT BECOMES AVAILABLE.

Shareholders of Tower Properties Company
November 21, 2005
Page 6

                                      TOWER PROPERTIES COMPANY



                                      By: /s/ Thomas R. Willard
                                          --------------------------------------
                                          Thomas R. Willard
                                          President and Chief Executive Officer